                                                                    EXHIBIT 10.7

                                                                  EXECUTION COPY

================================================================================

                                  $205,000,000

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                      AMONG

                               MAPCO EXPRESS, INC.
                                       AND
                           MAPCO FAMILY CENTERS, INC.,
                                  AS BORROWERS,

                               THE SEVERAL LENDERS
                        FROM TIME TO TIME PARTIES HERETO,

                              LEHMAN BROTHERS INC.,
                                  AS ARRANGER,

                                 SUNTRUST BANK,
                              AS SYNDICATION AGENT,

                                 BANK LEUMI USA,
                          AS CO-ADMINISTRATIVE AGENT,

                                       AND

                          LEHMAN COMMERCIAL PAPER INC.,
                             AS ADMINISTRATIVE AGENT

                           DATED AS OF APRIL 28, 2005

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1.  DEFINITIONS..................................................     3
     1.1    Defined Terms................................................     3
     1.2    Other Definitional Provisions................................    27

SECTION 2.  AM0UNT AND TERMS OF COMMITMENTS..............................    28
     2.1    Term Loan Commitments........................................    28
     2.2    Effective Date Procedure for Term Loans......................    28
     2.3    Repayment of Term Loans......................................    29
     2.4    Revolving Credit Commitments.................................    29
     2.5    Procedure for Revolving Credit Borrowing.....................    30
     2.6    Repayment of Loans; Evidence of Debt.........................    30
     2.7    Commitment Fees, etc.........................................    31
     2.8    Termination or Reduction of Revolving Credit Commitments.....    32
     2.9    Optional Prepayments.........................................    32
    2.10    Mandatory Prepayments........................................    32
    2.11    Conversion and Continuation Options..........................    33
    2.12    Minimum Amounts and Maximum Number of Eurodollar Tranches....    34
    2.13    Interest Rates and Payment Dates.............................    34
    2.14    Computation of Interest and Fees.............................    35
    2.15    Inability to Determine Interest Rate.........................    35
    2.16    Pro Rata Treatment and Payments..............................    36
    2.17    Requirements of Law..........................................    37
    2.18    Taxes........................................................    38
    2.19    Indemnity....................................................    40
    2.20    Illegality...................................................    41
    2.21    Change of Lending Office.....................................    41
    2.22    Replacement of Lenders under Certain Circumstances...........    41

SECTION 3.  LETTERS OF CREDIT............................................    42
     3.1    L/C Commitment...............................................    42
     3.2    Procedure for Issuance of Letter of Credit...................    42
     3.3    Fees and Other Charges.......................................    43
     3.4    L/C Participations...........................................    43
     3.5    Reimbursement Obligation of the Borrowers....................    44
     3.6    Obligations Absolute.........................................    45
     3.7    Letter of Credit Payments....................................    45
     3.8    Applications.................................................    45

SECTION 4.  REPRESENTATIONS AND WARRANTIES...............................    46
     4.1    Financial Condition..........................................    46
     4.2    No Change....................................................    46
     4.3    Corporate Existence; Compliance with Law.....................    46

                                                                            Page
                                                                            ----
     4.4    Corporate Power; Authorization; Enforceable Obligations......    47
     4.5    No Legal Bar.................................................    47
     4.6    No Material Litigation.......................................    47
     4.7    No Default...................................................    47
     4.8    Ownership of Property; Liens.................................    48
     4.9    Intellectual Property........................................    48
    4.10    Taxes........................................................    48
    4.11    Federal Regulations..........................................    48
    4.12    Labor Matters................................................    48
    4.13    ERISA........................................................    48
    4.14    Investment Company Act; Other Regulations....................    49
    4.15    Subsidiaries.................................................    49
    4.16    Use of Proceeds..............................................    49
    4.17    Environmental Matters........................................    49
    4.18    Accuracy of Information, etc.................................    51
    4.19    Security Documents...........................................    51
    4.20    Solvency.....................................................    52
    4.21    Regulation H.................................................    52
    4.22    Certain Documents............................................    52

SECTION 5.  CONDITIONS PRECEDENT.........................................    52
     5.1    Conditions to Effectiveness..................................    52
     5.2    Conditions to Each Extension of Credit.......................    58

SECTION 6.  AFFIRMATIVE COVENANTS........................................    58
     6.1    Financial Statements.........................................    58
     6.2    Certificates; Other Information..............................    59
     6.3    Payment of Obligations.......................................    60
     6.4    Conduct of Business and Maintenance of Existence;
            Compliance...................................................    60
     6.5    Maintenance of Property; Insurance...........................    60
     6.6    Inspection of Property; Books and Records; Discussions.......    61
     6.7    Notices......................................................    61
     6.8    Environmental Laws...........................................    62
     6.9    Interest Rate Protection.....................................    62
    6.10    Additional Collateral, etc...................................    63
    6.11    Further Assurances...........................................    64
    6.12    Post-Effective Date Covenants................................    65

SECTION 7.  NEGATIVE COVENANTS...........................................    65
     7.1    Financial Condition Covenants................................    65
     7.2    Limitation on Indebtedness...................................    66
     7.3    Limitation on Liens..........................................    67
     7.4    Limitation on Fundamental Changes............................    68
     7.5    Limitation on Disposition of Property........................    69
     7.6    Limitation on Restricted Payments............................    69
     7.7    Limitation on Capital Expenditures...........................    70

                                                                            Page
                                                                            ----
     7.8    Limitation on Investments....................................    70
     7.9    Limitation on Transactions with Affiliates...................    71
    7.10    Limitation on Sales and Leasebacks...........................    71
    7.11    Limitation on Changes in Fiscal Periods......................    71
    7.12    Limitation on Negative Pledge Clauses........................    71
    7.13    Limitation on Restrictions on Subsidiary Distributions.......    72
    7.14    Limitation on Lines of Business..............................    72
    7.15    Limitation on Amendments to Other Documents..................    72
    7.16    Limitation on Hedge Agreements...............................    72
    7.17    La Gloria Management Agreement...............................    72

SECTION 8.  EVENTS OF DEFAULT............................................    73

SECTION 9.  THE AGENTS...................................................    76
     9.1    Appointment..................................................    76
     9.2    Delegation of Duties.........................................    76
     9.3    Exculpatory Provisions.......................................    76
     9.4    Reliance by Agents...........................................    76
     9.5    Notice of Default............................................    77
     9.6    Non-Reliance on Agents and Other Lenders.....................    77
     9.7    Indemnification..............................................    78
     9.8    Agent in Its Individual Capacity.............................    78
     9.9    Successor Administrative Agent...............................    78
    9.10    Authorization to Release Liens and Guarantees................    79
    9.11    The Arranger; the Syndication Agent; the
            Co-Administrative Agent......................................    79

SECTION 10. MISCELLANEOUS................................................    79
    10.1    Amendments and Waivers.......................................    79
    10.2    Notices......................................................    81
    10.3    No Waiver; Cumulative Remedies...............................    83
    10.4    Survival of Representations and Warranties...................    84
    10.5    Payment of Expenses..........................................    84
    10.6    Successors and Assigns; Participations and Assignments.......    85
    10.7    Adjustments; Set-off.........................................    88
    10.8    Counterparts.................................................    89
    10.9    Severability.................................................    89
   10.10    Integration..................................................    89
   10.11    GOVERNING LAW................................................    89
   10.12    Submission To Jurisdiction; Waivers..........................    89
   10.13    Acknowledgments..............................................    90
   10.14    Confidentiality..............................................    90
   10.15    Release of Collateral and Guarantee Obligations..............    91
   10.16    Accounting Changes...........................................    91
   10.17    Delivery of Lender Addenda...................................    92
   10.18    WAIVERS OF JURY TRIAL........................................    92
   10.19    Maximum Liability of any Borrower............................    92

                                                                            Page
                                                                            ----
   10.20    Effect of Amendment and Restatement of the Existing Credit
            Facilities..................................................     92

ANNEXES:

A    Existing Letters of Credit

SCHEDULES:

1.1A      Mortgaged Property
1.1B      Real Property
4.4       Consents
4.8       Defects in Title
4.15      Subsidiaries
4.17      Environmental Matters
4.19(a)   UCC Filing Jurisdictions
4.19(b)   Mortgage Filing Jurisdictions
6.12(a)   Post-Closing Surveys
6.12(b)   Post-Closing Title Policies
7.2(d)    Existing Indebtedness
7.3(f)    Existing Liens
7.3(j)    Liens Securing Hedge Agreements

EXHIBITS:

A   Form of Guarantee and Collateral Agreement
B   Form of Compliance Certificate
C   Form of Closing Certificate
D-l Form of Mortgage
D-2 Form of Mortgage Assignment
D-3 Form of Mortgage Amendment
D-4 Form of Leasehold Landlord Agreement
E   Form of Assignment and Acceptance
F   Form of Legal Opinion of Fulbright & Jaworski L.L.P.
G-1 Form of Term Note
G-2 Form of Revolving Credit Note
H   Form of Exemption Certificate
I   Form of Lender Addendum
J   Form of Borrowing Notice
K   Form of Escrow Agreement
L   Form of Subordination Agreement

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 28, 2005, among MAPCO EXPRESS, INC., a Delaware corporation ("MAPCO Express"), and MAPCO FAMILY CENTERS, INC., a Delaware corporation ("MAPCO Family" and, together with MAPCO Express, the "Borrowers"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LEHMAN BROTHERS INC., as advisor, sole lead arranger and sole bookrunner (in such capacity, the "Arranger"), SUNTRUST BANK, as syndication agent (in such capacity, the "Syndication Agent"), BANK LEUMI USA, as co-administrative agent (in such capacity, the "Co-Administrative Agent"), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the "Administrative Agent").

                                   WITNESSETH:

          WHEREAS, MAPCO Express is party to that certain Amended and Restated Credit Agreement, dated as of April 30, 2004 (as amended, supplemented or otherwise modified from time to time, the "Existing Bank Leumi Agreement"), among MAPCO Express, the guarantors from time to time party thereto, the financial institutions from time to time party thereto (the "Existing Bank Leumi Lenders"), and Bank Leumi USA, as agent (the "Existing Bank Leumi Agent");

          WHEREAS, MAPCO Family is a party to that certain Revolving Credit and Term Loan Agreement, dated as of April 30, 2004 (as amended, supplemented or otherwise modified from time to time, the "Existing SunTrust Agreement" and, together with the Existing Bank Leumi Agreement, the "Existing Credit Facilities"), among MAPCO Family, the lenders from time to time party thereto (the "Existing SunTrust Lenders" and, together with the Existing Bank Leumi Lenders, the "Existing Lenders"), and SunTrust Bank, as administrative agent (the "Existing SunTrust Agent" and, together with the Existing Bank Leumi Agent, the "Existing Agents");

          WHEREAS, pursuant to the Existing Bank Leumi Agreement, the Existing Leumi Lenders made term loans (the "Existing Bank Leumi Term Loans") and revolving credit loans (the "Existing Bank Leumi Revolving Credit Loans") to MAPCO Express and pursuant to the Existing SunTrust Agreement, the Existing SunTrust Lenders made term loans (the "Existing SunTrust Term Loans" and, together with the Existing Bank Leumi Term Loans, the "Existing Term Loans") and revolving credit loans (the "Existing SunTrust Revolving Credit Loans" and, together with the Existing Bank Leumi Revolving Credit Loans, the "Existing Revolving Credit Loans") to MAPCO Family;

          WHEREAS, on the Effective Date (such term and other capitalized terms used in these recitals and not defined in these recitals being used with the definitions given to such terms in Section 1.1), the Existing Bank Leumi Lenders will assign to Lehman Commercial Paper Inc. ("LCPI"), and LCPI will assume, the Existing Bank Leumi Term Loans and the Revolving Credit Commitments (as defined in the Existing Bank Leumi Agreement), together with the related Existing Bank Leumi Revolving Credit Loans (collectively, the "Existing Bank Leumi Loans"), pursuant to a master assignment and acceptance;

          WHEREAS, on the Effective Date, the Existing SunTrust Lenders will assign to LCPI, and LCPI will assume, the Existing SunTrust Term Loans and the Revolving Commitment (as defined in the Existing SunTrust Agreement), together with the related Existing SunTrust Revolving Credit Loans (collectively, the "Existing SunTrust Loans" and, together with the Existing Bank Leumi Loans, the "Existing Loans"), pursuant to a master assignment and acceptance;

          WHEREAS, on the Effective Date, concurrently with the consummation of the assignments to, and assumptions by, LCPI described in the two preceding recitals, the Borrower shall pay to each Existing Agent, for the ratable benefit of the relevant Existing Lenders, an amount equal to the accrued and unpaid interest on the Existing Loans to and including the Effective Date;

          WHEREAS, on the Effective Date, immediately following the consummation of the assignments to, and assumptions by, LCPI described in the second preceding recital, the Existing Bank Leumi Agent will resign as Agent under the Existing Bank Leumi Agreement and LCPI will be appointed, and will accept its appointment, as Administrative Agent under the Existing Bank Leumi Agreement, and, concurrently therewith, the Existing Bank Leumi Agent will assign and deliver to LCPI, as successor Agent, all Collateral (as defined in the Existing Bank Leumi Agreement, the "Existing Bank Leumi Collateral") and all Security Documents (such Security Documents, as defined in the Existing Bank Leumi Agreement, together with any other security documents held by the Administrative Agent under the Existing Bank Leumi Agreement, the "Existing Bank Leumi Security Documents");

          WHEREAS, on the Effective Date, immediately following the consummation of the assignments to, and assumptions by, LCPI described in the second preceding recital, the Existing SunTrust Agent will resign as Administrative Agent under the Existing SunTrust Agreement and LCPI will be appointed, and will accept its appointment, as Administrative Agent under the Existing SunTrust Agreement, and, concurrently therewith, the Existing SunTrust Agent will assign and deliver to LCPI, as successor Administrative Agent, all Collateral (as defined in the Existing SunTrust Agreement, the "Existing SunTrust Collateral" and, together with the Existing Bank Leumi Collateral, the "Existing Collateral") and all Collateral Documents (such Collateral Documents, as defined in the Existing SunTrust Agreement, together with any other security documents held by the Administrative Agent under the Existing SunTrust Agreement, the "Existing SunTrust Security Documents" and, together with the Existing Bank Leumi Security Documents, the "Existing Security Documents");

          WHEREAS, on the Effective Date, immediately following the consummation of the transactions described in the two preceding recitals, (i) LCPI will assign to each of the Lenders party hereto with a Revolving Credit Commitment hereunder, and each of such Lenders will assume, a portion of the Existing Revolving Credit Loans, equal to its Revolving Credit Percentage multiplied by the aggregate amount of the Existing Revolving Credit Loans, and the Revolving Credit Commitment of each such Lender hereunder shall be increased, to the extent necessary, to equal the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, and (ii) each of the Existing Credit Facilities will be amended and restated in their entirety by this Agreement; and immediately following the Effective Date, additional lenders will acquire, pursuant to Section 10.6(c), all or part of the Term Loans (including all or a lesser percentage of the Term Loans representing the Existing Term Loans assigned to LCPI on the Effective Date, as well as all or the same lesser percentage of the Term Loans made on the Effective Date pursuant to Section 2.1), whereupon such additional lenders will become Term Loan Lenders hereunder holding Term Loans in the amounts so assigned;

          WHEREAS, from and after the Effective Date, after giving effect to the transactions described in the foregoing recitals and to the amendment and restatement of the Existing Credit Facilities effected hereby, (i) the Existing Term Loans shall become the Term Loans hereunder, (ii) the Revolving Credit Commitments of each of the Existing Bank Leumi Lenders under the Existing Bank Leumi Agreement and the Existing SunTrust Lenders under the Existing SunTrust Agreement, as increased by the immediately preceding recital and as amended as provided herein, shall become the Revolving Credit Commitments held by the Lenders hereunder, (iii) all Existing Collateral shall become Collateral hereunder and (iv) all Existing Security Documents, as amended, amended and restated or otherwise modified as provided herein, shall become Security Documents hereunder;

          WHEREAS, the Borrower has requested that each of the Existing Credit Facilities be amended and restated in their entirety as set forth herein; and

          WHEREAS, the Lenders are willing to amend and restate the Existing Credit Facilities solely on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that on the Effective Date, as provided in Section 10.20, the Existing Credit Facilities shall be amended and restated in their entirety as follows:

                             SECTION 1. DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the terms listed in this
Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "Adjustment Date": as defined in the Pricing Grid.

          "Administrative Agent": as defined in the preamble hereto.

          "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agents": the collective reference to the Syndication Agent, the Co-Administrative Agent and the Administrative Agent.

          "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

          "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

          "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Applicable Margin": for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

                            Base Rate   Eurodollar
                              Loans        Loans
                            ---------   ----------
Revolving Credit Facility     1.25%        2.25%
Term Loan Facility            1.75%        2.75%

provided, that on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrowers after the Effective Date, the Applicable Margins will be determined pursuant to the Pricing Grid.

          "Application": an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

          "Arranger": as defined in the preamble hereto.

          "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause
(a), (b), (c) or (d) of Section 7.5 and any lease or sublease of real property) which yields gross proceeds to the Borrowers or any of their Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.

          "Assignee": as defined in Section 10.6(c).

          "Assignor": as defined in Section 10.6(c).

          "Available Revolving Credit Commitment": with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Credit Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.

          "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrowers, replace such page for the purpose of displaying such rate if such rate no longer appears on the British Bankers Association Telerate page 5), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loans": Loans for which the applicable rate of interest is based upon the Base Rate.

          "Benefitted Lender": as defined in Section 10.7.

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrowers": as defined in the preamble hereto.

          "Borrowing Date": any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

          "Borrowing Notice": with respect to any request for borrowing of Loans hereunder, a notice from any Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent.

          "Business Day": (a) for all purposes other than as covered by clause
(b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          "Business Unit": as defined in the definition of "Consolidated
EBITDA."

          "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition, development or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

          "Capital Lease Obligations": with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          "Change of Control": the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of Holdings; (b) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; and (c) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of each Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement).

          "Co-Administrative Agent": as defined in the preamble hereto.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Commitment": with respect to any Lender, each of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

          "Commitment Fee Rate": 1/2 of 1% per annum.

          "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes a Borrower and that is treated as a single employer under Section 414 of the Code.

          "Compliance Certificate": a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

          "Confidential Information Memorandum": the Confidential Information Memorandum dated April 2005 and furnished to the initial Lenders in connection with the syndication of the Facilities.

          "Consolidated Adjusted Debt": on any date, the sum of (a) Funded Debt of the Borrowers and their Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, plus (b) the product of Consolidated Lease Expense for the period of four consecutive fiscal quarters most recently ended on or prior to such date multiplied by 8.

          "Consolidated Adjusted Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDAR of the Borrowers and their Subsidiaries for such period to (b) the sum of Consolidated Interest Expense of the Borrowers and their Subsidiaries for such period plus Consolidated Lease Expense for such period.

          "Consolidated Adjusted Leverage Ratio": as at the last day of any period of four consecutive fiscal quarters of the Borrowers, the ratio of (a) Consolidated Adjusted Debt on such day to (b) Consolidated EBITDAR of the Borrowers and their Subsidiaries for such period.

          "Consolidated Current Assets": of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

          "Consolidated Current Liabilities": of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the Borrowers, (a) the current portion of any Funded Debt of the Borrowers and their Subsidiaries and (b) without duplication, all Indebtedness consisting of Revolving Credit Loans, to the extent otherwise included therein.

          "Consolidated EBITDA": of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs,
(e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining such Consolidated Net Income), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis; provided that, for purposes of calculating Consolidated EBITDA of the Borrowers and their Subsidiaries for any period:

               (i) the Consolidated EBITDA of any Person (or attributable to assets constituting an ongoing business (a "Business Unit")) acquired by the Borrowers or their Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries or of such Business Unit as at the end of the period preceding the acquisition of such Person or of such Business Unit and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either
          (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent;

               (ii) the Consolidated EBITDA of any Person or Business Unit Disposed of by the Borrowers or their Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period);

               (iii) solely for the purpose of determining Consolidated EBITDA on the Effective Date pursuant to Section 5.1(c), the portion of such Consolidated EBITDA attributable to Williamson Oil Co., Inc. shall be included on an annualized basis assuming the acquisition of Williamson Oil Co., Inc. was consummated on January 1, 2004;

               (iv) solely for the purpose of determining Consolidated EBITDA on the Effective Date pursuant to Section 5.1(c) for the period of four consecutive fiscal quarters ended prior to the Effective Date for which financial statements are available, such Consolidated EBITDA shall be increased by (A) $3,100,000 representing the rebate to be received by the Borrowers pursuant to the McLane Distribution Service Agreement, (B) an amount equal to the amount actually paid by the Borrowers and their Subsidiaries on account of legal fees in an aggregate amount not exceeding $220,000 and (C) an amount equal to payments made by MAPCO Express to the State of Tennessee's Division of Underground Storage Tanks Fund in an aggregate amount not exceeding $200,000;

               (v) solely for the purpose of determining Consolidated EBITDA for any period of four consecutive fiscal quarters which includes the fiscal quarters ending March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004 or March 31, 2005, Consolidated EBITDA shall be increased by an amount equal to $375,000 for each such fiscal quarter ending during such period representing the La Gloria Management Fee; and

               (vi) (x) in the event that the La Gloria Management Agreement is not effective on or prior to June 30, 2005, solely for the purpose of determining Consolidated EBITDA for any period of four consecutive fiscal quarters ending during the Test Period, Consolidated EBITDA for each quarter ending during the Test Period shall be increased by the amount released to MAPCO Express pursuant to Section 5.2 of the Escrow Agreement and (y) in the event that the La Gloria Management Agreement is effective on or prior to June 30, 2005, solely for the purpose of determining Consolidated EBITDA for any period of four consecutive fiscal quarters which includes the fiscal quarter ending June 30, 2005, Consolidated EBITDA shall be increased by an amount equal to (a) $375,000 minus (b) the amount of the La Gloria Management Fee actually received by MAPCO Express on June 30, 2005.

          "Consolidated EBITDAR": of any Person for any period, the Consolidated EBITDA of such Person for such period, plus Consolidated Lease Expense of such Person for such period.

          "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA of the Borrowers and their Subsidiaries for such period minus the aggregate amount actually paid by the Borrowers and their Subsidiaries in cash during such period on account of Capital Expenditures to
(b) Consolidated Fixed Charges for such period.

          "Consolidated Fixed Charges": for any period, the sum (without duplication) of (a) Consolidated Interest Expense of the Borrowers and their Subsidiaries for such period, (b) provision for cash income taxes made by the Borrowers or any of their Subsidiaries on a consolidated basis in respect of such period, (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrowers or any of their Subsidiaries (including scheduled principal payments in respect of the Term Loans) and (d) the aggregate amount, without duplication, of Restricted Payments made by the Borrowers in accordance with Section 7.6(e).

          "Consolidated Interest Expense": of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers' acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided, that for the purposes of determining "Consolidated Interest Expense" for FQ2 2005, FQ3 2005 and FQ4 2005, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (together with, on a cumulative basis, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Effective Date) multiplied by 4, 2 and 4/3, respectively.

          "Consolidated Lease Expense": for any period, the aggregate amount of fixed and contingent rentals payable by the Borrowers and their Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP, provided, that payments in respect of Capital Lease Obligations shall not constitute Consolidated Lease Expense.

          "Consolidated Leverage Ratio": as at the last day of any period of four consecutive fiscal quarters of the Borrowers, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrowers and their Subsidiaries for such period.

          "Consolidated Net Income": of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrowers and their Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of a Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

          "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrowers and their Subsidiaries (excluding all obligations of such Persons, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities) at such date, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Working Capital": at any date, the difference of (a) Consolidated Current Assets of the Borrowers on such date less (b) Consolidated Current Liabilities of the Borrowers on such date.

          "Continuing Directors": the directors of Holdings on the Effective Date and each other director of Holdings, if, in each case, such other director's nomination for election to the board of directors of Holdings is recommended by at least 60% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

          "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Delek US Dividend": the payment of a dividend on or about the Effective Date by MAPCO Express to Delek US Holdings, Inc. in an aggregate amount not exceeding $25,000,000 less an amount equal to the amount deposited by MAPCO Express in an escrow account on the Effective Date, if any, pursuant to
Section 5.1(i).

          "Deposit Accounts": as defined in the Guarantee and Collateral Agreement.

          "Derivatives Counterparty": as defined in Section 7.6.

          "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Subsidiary": any Subsidiary of a Borrower organized under the laws of any jurisdiction within the United States of America.

          "ECF Percentage": with respect to any fiscal year of the Borrowers, 75%; provided, that, the ECF Percentage shall be 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.5 to 1.0.

          "Effective Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be not later than April 28, 2005.

          "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

          "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations pursuant to or required under any applicable Environmental Law.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Escrow Agreement": the Escrow Agreement, dated as of the date hereof, between MAPCO Express, the Administrative Agent and Fifth Third Bank, as escrow agent, substantially in the form of Exhibit K, as amended supplemented or otherwise modified from time to time.

          "Eurocurrency Reserve Requirements": for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

          "Eurodollar Loans": Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Excess Cash Flow": for any fiscal year of the Borrowers, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrowers and their Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrowers minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrowers and their Subsidiaries in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness incurred in connection with such expenditures and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrowers and their Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrowers and their Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrowers.

          "Excess Cash Flow Application Date": as defined in Section 2.10(e).

          "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of a Borrower, result in adverse tax consequences to such Borrower.

          "Existing Agents": as defined in the recitals hereto.

          "Existing Credit Facilities": as defined in the recitals hereto.

          "Existing Issuing Lender": Bank Leumi USA, as issuer of the Existing Letters of Credit.

          "Existing Lender": as defined in the recitals hereto.

          "Existing Letters of Credit": the letters of credit described in Annex A.

          "Existing Loans": as defined in the recitals hereto.

          "Existing Mortgages": the collective reference to each existing deed of trust and mortgage noted on Schedule 1.1 A, in each case, as amended prior to the date hereof, delivered pursuant to either of the Existing Credit Facilities in respect of certain of the Mortgaged Properties.

          "Existing Revolving Credit Loans": as defined in the recitals hereto.

          "Existing Term Loans": as defined in the recitals hereto.

          "Facility": each of (a) the Term Loan Commitments and the Term Loans made thereunder (the "Term Loan Facility") and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility").

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "Foreign Subsidiary": any Subsidiary of a Borrower that is not a Domestic Subsidiary.

          "FQ1", "FQ2", "FQ3", and "FQ4": when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrowers (e.g., FQ4 2005 means the first fiscal quarter of the Borrowers' 2005 fiscal year, which ends March 31,
2005).

          "Funded Debt": with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of "Indebtedness" in this Section 1.1.

          "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrowers and the Lenders.

          "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

          "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

          "Hedge Agreements": all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrowers or their Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

          "Holdings": Delek US Holdings, Inc., a Delaware corporation.

          "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities,
(g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person,
(h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of
Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

          "Indemnified Liabilities": as defined in Section 10.5.

          "Indemnitee": as defined in Section 10.5.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate
Loan), the date of any repayment or prepayment made in respect thereof.

          "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by a Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by such Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (2) any Interest Period for any Revolving Loan that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

          (3) any Interest Period for any Term Loan that would otherwise extend beyond the date final payment is due on the Term Loans shall end on such date; and

          (4) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

          "Investments": as defined in Section 7.8.

          "Issuing Lender": the Existing Issuing Lender and any Revolving Credit Lender from time to time designated by the Borrowers as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent.

          "L/C Commitment": $16,000,000.

          "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

          "L/C Participants": with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.

          "La Gloria Affiliate": Delek Refining Ltd., a Texas limited partnership and a Wholly Owned Subsidiary of Holdings.

          "La Gloria Credit Facility": the credit facility provided by financial institutions to the La Gloria Affiliate and Delek Pipeline Texas, Inc., the proceeds of which will be used by the La Gloria Affiliate and Delek Pipeline Texas, Inc. to acquire the La Gloria refinery located in Tyler, Texas.

          "La Gloria Management Agreement": the services agreement to be entered into between the La Gloria Affiliate and MAPCO Express concurrently with the acquisition of the La Gloria refinery located in Tyler, Texas by the La Gloria Affiliate and Delek Pipeline Texas, Inc. in form and substance reasonably satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time in accordance with Section 7.15.

          "La Gloria Management Fee": the quarterly management fee paid to MAPCO Express by the La Gloria Affiliate pursuant to the La Gloria Management Agreement.

          "Lehman Entity": any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust).

          "Lender Addendum": with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Effective Date as provided in Section 10.17.

          "Lenders": as defined in the preamble hereto.

          "Letters of Credit": as defined in Section 3.1(a).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Loan": any loan made by any Lender pursuant to this Agreement.

          "Loan Documents": this Agreement, the Security Documents, the Subordination Agreement, the Escrow Agreement, the Applications and the Notes.

          "Loan Parties": the Borrowers and each Subsidiary of a Borrower that is a party to a Loan Document.

          "MFC Intercompany Debt": as defined in Section 7.2(f).

          "McLane Distribution Service Agreement': the Distribution Services Agreement, dated as of January 1, 2005, among MAPCO Express and McLane Grocery Distribution, as amended, supplemented or otherwise modified from time to time.

          "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

          "Majority Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the Revolving Credit Facility.

          "MAPCO Express": as defined in the preamble hereto.

          "MAPCO Family": as defined in the preamble hereto.

          "Material Adverse Effect": a material adverse effect on (a) the Transactions, (b) the business, assets, property, operations, condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

          "Material Environmental Amount": an amount or amounts payable by the Borrowers and/or any of their Subsidiaries, in the aggregate in excess of $1,500,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

          "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or materials of any kind, whether or not any such substance or material is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

          "Mortgage Amendment": each of the amendment and restatements of any Existing Mortgage executed and delivered by any Loan Party, substantially in the form of Exhibit D-3 (with such changes thereto as shall be advisable under the law of the jurisdiction in which such Mortgage Amendment is to be recorded, as the Administrative Agent on or before the Effective Date shall reasonably determine is necessary to maintain the priority of the first mortgage Lien encumbering the relevant Mortgaged Property).

          "Mortgage Assignments": each of the assignments of any Existing Mortgage executed and delivered by the Existing Agents or the relevant Loan Party, as applicable, substantially in the form of Exhibit D-2 (with such changes thereto as shall be advisable under the law of the jurisdiction in which such Mortgage Assignment is to be recorded, as the Administrative Agent on or before the Effective Date shall reasonably determine is necessary to maintain the priority of the first mortgage Lien encumbering the relevant Mortgaged Property).

          "Mortgaged Properties": the real properties listed on Schedule 1.1A and any real property as to which a Mortgage is granted pursuant to Section 6.10, in each case, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

          "Mortgages": each of the Existing Mortgages (as modified by the related Mortgage Amendment) and each of the other mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

          "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (c) in connection with any Purchase Price Refund, the cash amount thereof, net of any expenses incurred in the collection thereof.

          "Non-Excluded Taxes": as defined in Section 2.18(b).

          "Non-U.S. Lender": as defined in Section 2.18(f).

          "Note": any promissory note evidencing any Loan.

          "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided, that (i) obligations of the Borrowers or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

          "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant": as defined in Section 10.6(b).

          "Payment Office": the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrowers and the Lenders.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Permitted Investors": the collective reference to Delek Group and its Control Investment Affiliates.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which a Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Premcor Agreement": the RPC Agreement General Terms and Conditions, dated as of May 30, 2001, among MAPCO Express and Williams Refining & Marketing, LLC, as amended, supplemented or otherwise modified from time to time.

          "Pricing Grid": the table set forth below.

                                       Applicable Margin for Base            Applicable Margin for
                                               Rate Loans                      Eurodollar Loans
                                    --------------------------------   --------------------------------
                                    Revolving Credit                   Revolving Credit
   Consolidated Leverage Ratio          Facility       Term Facility      Facility        Term Facility
---------------------------------   ----------------   -------------   ----------------   -------------
         > 3.50 to 1.00                   1.25%            1.75%            2.25%            2.75%
- 3.50 to 1.00 and > 3.00 to 1.00         1.00%            1.50%            2.00%            2.50%
         - 3.00 to 1.00                   0.75%            1.50%            1.75%            2.50%

          For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on each date (each, an "Adjustment Date") that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to
Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

          "Pro Forma Balance Sheet": as defined in Section 4.1 (a).

          "Projections": as defined in Section 6.2(c).

          "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Purchase Price Refund": any amount received by a Borrower or any Subsidiary as a result of a purchase price adjustment or similar event in connection with any acquisition of Property by such Borrower or any Subsidiary.

          "Qualified Counterparty": with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

          "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of a Borrower or any of its Subsidiaries.

          "Transactions": as defined in the recitals hereto.

          "Register": as defined in Section 10.6(c).

          "Regulation H": Regulation H of the Board as in effect from time to time.

          "Regulation U": Regulation U of the Board as in effect from time to time.

          "Reimbursement Obligation": the obligation of the Borrowers to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

          "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by a Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans and the Revolving Credit Loans pursuant to Section 2.10(c) as a result of the delivery of a Reinvestment Notice.

          "Reinvestment Event": any Asset Sale, Purchase Price Refund or Recovery Event in respect of which the Borrowers have delivered a Reinvestment Notice.

          "Reinvestment Notice": a written notice executed by a Responsible Officer of a Borrower stating that no Default or Event of Default has occurred and is continuing and that such Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Purchase Price Refund or Recovery Event to acquire or repair assets useful in its business.

          "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the related Borrower's business.

          "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event, provided that, such date shall be extended, if the relevant Borrower or any of its Subsidiaries shall have entered into a definitive agreement to acquire or fund the construction or acquisition of assets (other than inventory) useful in such Borrower's or a Subsidiary's business, or to make capital improvements to such assets (including leased assets) prior to, or within twelve months after, such Reinvestment Event, to the date which is eighteen months after such Reinvestment Event and (b) the date on which the relevant Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in such Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

          "Related Fund": with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg.
Section 4043.

          "Required Lenders": at any time, the holders of more than 50% of (a) until the Effective Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Responsible Officer": with respect to any Borrower, the chief executive officer, president, chief financial officer or the treasurer of such Borrower, but in any event, with respect to financial matters, the chief financial officer or the treasurer of such Borrower.

          "Restricted Payments": as defined in Section 7.6.

          "Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $40,000,000.

          "Revolving Credit Commitment Period": the period from and including the Effective Date to the Revolving Credit Termination Date.

          "Revolving Credit Facility": as defined in the definition of "Facility" in this Section 1.1.

          "Revolving Credit Lender": each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

          "Revolving Credit Loans": as defined in Section 2.4.

          "Revolving Credit Note": as defined in Section 2.6.

          "Revolving Credit Percentage": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender's Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).

          "Revolving Credit Termination Date": April 28, 2010.

          "Revolving Extensions of Credit": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding.

          "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

          "Secured Parties": as defined in the Guarantee and Collateral
Agreement.

          "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

          "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent": with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Specified Hedge Agreement": any Hedge Agreement entered into by a Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

          "Subordination Agreement": the Debt Subordination Agreement to be executed and delivered by Holdings, MAPCO Family and the Administrative Agent, substantially in the form of Exhibit L.

          "Subordinated Debt Documentation": the Subordination Agreement and the documentation evidencing the subordinated Indebtedness of the Borrowers to Holdings described in Sections 5.1(h), as amended, supplemented or otherwise modified from time to time in accordance with Section 7.15.

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers.

          "Subsidiary Guarantor": each Subsidiary of the Borrowers that is a party to the Guarantee and Collateral Agreement.

          "Syndication Agent": as defined in the preamble hereto.

          "Tax Sharing Agreement": the Tax Sharing Agreement, dated as of April 28, 2005, among Holdings and its direct and indirect wholly-owned Subsidiaries which are corporations, as amended, supplemented or otherwise modified from time to time in accordance with Section 7.15.

          "Term Loan": as defined in Section 2.1.

          "Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitments is $165,000,000.

          "Term Loan Facility": as defined in the definition of "Facility" in this Section 1.1.

          "Term Loan Lender": each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

          "Term Loan Percentage": as to any Term Loan Lender at any time, the percentage which such Lender's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender's Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

          "Term Note": as defined in Section 2.6(e).

          "Test Period": the period beginning on the Effective Date and ending on the date of the La Gloria Management Agreement.

          "Title Insurance Company": as defined in Section 5.l(u).

          "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

          "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

          "Transaction": the collective reference to the transactions described in the recitals hereto.

          "Transferee": as defined in Section 10.14.

          "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

          "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of a Borrower.

          "Williamson Note": the $2,000,000 promissory note made by Holdings in favor of MAPCO Express, dated as of March 26, 2004, as such note has been amended, supplemented or otherwise modified prior to the date hereof.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrowers and their Subsidiaries not defined in
Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (e) All calculations of financial ratios set forth in Section 7.1 and the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

          2.1 Term Loan Commitments. As described in the Recitals to this Agreement, (i) on the Effective Date, LCPI will purchase the Existing Term Loans, (ii) the Existing Credit Facilities will be amended and restated in their entirety by this Agreement and (iii) the Existing Term Loans will become and be outstanding as term loans hereunder. In addition, on the Effective Date, LCPI, as the only Term Loan Lender party hereto on the Effective Date, will make additional term loans to one or both of the Borrowers (as specified by the Borrowers in the Borrowing Notice delivered pursuant to Section 2.2) in an aggregate principal amount not exceeding $14,575,000 (such additional term loans made by LCPI on the Effective Date, together with the Existing Term Loans purchased by LCPI on the Effective Date, collectively, the "Term Loans"). The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11. The Borrowers expressly acknowledge that the Existing Term Loans, as amended and restated hereby, constitute Term Loans hereunder from and after the Effective Date and that the Term Loans are not subject to any defense, set-off or counterclaim which may at any time be available to or be asserted by the Borrower or any other Person against any Existing Lender (each of which defenses, set-off and counterclaim are hereby waived). The aggregate principal amount of the Term Loans on the Effective Date corresponding to Existing Term Loans originally made (i) to MAPCO Express is $125,000,000 and (ii) to MAPCO Family is $40,000,000.

          2.2 Effective Date Procedure for Term Loans. The Borrowers shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Effective Date) specifying (i) the date that will be the Effective Date and (ii) the amount of the additional Term Loans to be made to each Borrower on the Effective Date. The Term Loans made on the Effective Date, and the Existing Term Loans that become Term Loans on the Effective Date, shall initially be Base Rate Loans, and no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date which is 60 days after the Effective Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify LCPI thereof. Not later than 12:00 Noon, New York City time, on the Effective Date LCPI shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by LCPI on the Effective Date. The Administrative Agent shall make available to the Borrowers the aggregate of the amounts made available to the Administrative

Agent by LCPI, in like funds as received by the Administrative Agent in accordance with the Borrowing Notice.

          2.3 Repayment of Term Loans. The Term Loan of each Term Loan Lender shall mature in 24 consecutive quarterly installments, commencing on September 30, 2005, each of which shall be in an amount equal to such Lender's Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of Term Loans made on the Effective Date:

    Installment      Percentage
    -----------      ----------
September 30, 2005      0.25%
December 31, 2005       0.25%
March 31, 2006          0.25%
June 30, 2006           0.25%
September 30, 2006      0.25%
December 31, 2006       0.25%
March 31, 2007          0.25%
June 30, 2007           0.25%
September 30, 2007      0.25%
December 31, 2007       0.25%
March 31, 2008          0.25%
June 30, 2008           0.25%
September 30, 2008      0.25%
December 31, 2008       0.25%
March 31, 2009          0.25%
June 30, 2009           0.25%
September 30, 2009      0.25%
December 31, 2009       0.25%
March 31, 2010          0.25%
June 30, 2010           0.25%
September 30, 2010      0.25%
December 31, 2010       0.25%
March 31, 2011          0.25%
April 28, 2011         94.25%

          2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans ("Revolving Credit Loans") to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

          (b) The Existing Revolving Credit Loans acquired by each Revolving Credit Lender on the Effective Date shall constitute Revolving Credit Loans owing to such Revolving Credit Lender hereunder. The Borrower expressly acknowledges that the Existing Revolving Credit Loans constitute Revolving Credit Loans hereunder from and after the Effective Date and that such Revolving Credit Loans are not subject to any defense, set-off or counterclaim which may at any time be available to or be asserted by the Borrower or any other Person against any Existing Lender (each of which defenses, set-off and counterclaim are hereby waived).

          (c) The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

          2.5 Procedure for Revolving Credit Borrowing. Each Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that such Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Any Revolving Credit Loans made on the Effective Date shall initially be Base Rate Loans, and no Revolving Credit Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date which is 60 days after the Effective Date. Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such Borrowing Notice from a Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of such Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the relevant Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

          2.6 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally jointly and severally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3

(or on such earlier date on which the Loans become due and payable pursuant to Section 8). Each Borrower hereby further jointly and severally agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

          (e) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-l or G-2, respectively (a "Term Note" or "Revolving Credit Note", respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Effective Date or the making of the Loans or issuance of Letters of Credit on the Effective Date.

          2.7 Commitment Fees, etc. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Effective Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

          (b) The Borrowers jointly and severally agree to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrowers and the Administrative Agent.

          2.8 Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

          2.9 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 12:00 Noon, New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

          2.10 Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrowers or any of their Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2 as in effect on the date of this Agreement), then on the date of such incurrence, the Term Loans and the Revolving Credit Loans (without a corresponding reduction of the Revolving Credit Commitments) shall be prepaid and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence, as set forth in Section 2.10(e). The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by the Borrowers or any of their Subsidiaries.

          (b) Unless the Required Prepayment Lenders shall otherwise agree, if any Capital Stock shall be issued by the Borrowers or any of their Subsidiaries (other than in connection with a capital contribution by Holdings to the Capital Stock of the Borrowers or any of their respective Subsidiaries), then on the date of such issuance, the Term Loans and Revolving Credit Loans (without a corresponding reduction of the Revolving Credit Commitments) shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to 50% of the amount of the Net Cash Proceeds of such issuance, as set forth in Section 2.10(e). The provisions of this Section do not constitute a consent to the issuance of any Capital Stock by any entity whose Capital Stock is pledged pursuant to the Guarantee and Collateral Agreement.

          (c) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrowers or any of their Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, Purchase Price Refund or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by a Borrower or such Subsidiary of such Net Cash Proceeds, the Term Loans and the Revolving Credit Loans (without a corresponding reduction of the Revolving Credit Commitments) shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.10(e); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $2,500,000 in any fiscal year of the Borrowers and (ii) on each Reinvestment Prepayment Date the Term Loans and Revolving Credit Loans (without a corresponding reduction of the Revolving Credit Commitments) shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.10(e). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

          (d) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrowers commencing with the fiscal year ending December 31, 2005, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans and the Revolving Credit Loans (without a corresponding reduction of the Revolving Credit Commitment) shall be prepaid, and/or the outstanding Letters of Credit shall be cash collateralized, by an amount equal to the ECF Percentage of such Excess Cash Flow, as set forth in Section 2.10(e). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrowers referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

          (e) Amounts to be applied in connection with prepayments made pursuant to this Section shall be applied, first, to the prepayment of the Term Loans, second, to the prepayment of the Revolving Credit Loans and, third, to replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Administrative Agent.

          2.11 Conversion and Continuation Options. (a) The Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) The Borrowers may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or
(ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if a Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          2.12 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

          2.13 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

          (b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

          2.14 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of a Borrower, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

          2.15 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate

Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall any Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

          2.16 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each assignment by LCPI of Loans to Lenders hereunder on the Effective Date, each payment by the Borrowers on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

          (b) Each payment (including each prepayment) on account of principal of the Term Loans outstanding under any Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Term Loans may not be reborrowed.

          (c) Each payment (including each prepayment) by a Borrower on account of principal of the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

          (d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

          (e) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrowers after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing made available by the Administrative Agent to the relevant Borrower is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrowers.

          (g) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

          (h) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.

          2.17 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.18 Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and branch profits taxes imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender

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                                                                              39


hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d), (e) or (f) of this Section, (ii) that are attributable to the certifications made in the forms delivered by such Lender pursuant to (d), (e) or (f) of this Section being untrue or inaccurate on the date delivered in any material respect or (iii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If a Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. Notwithstanding anything to the contrary in this Section 2.18(c), the Borrowers shall not be obligated to indemnify any Agent or any Lender for any portion of such incremental taxes, interest or penalties accruing on such Non-Excluded Taxes or Other Taxes to the extent such liability is attributable to a failure or delay by the Agent or such Lender, as applicable, in making demand for such Non-Excluded Taxes or Other Taxes. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN claiming eligibility of such Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In

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                                                                              40


addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.18(d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) Upon the Borrower's reasonable request, each Lender that is a "United States person" as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent two copies of U.S. Internal Revenue Service Form W-9 (or applicable successor form).

          (f) A Lender (or Transferee) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or Transferee) is legally entitled to complete, execute and deliver such documentation and in such Lender's (or Transferee's) reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender (or Transferee).

          (g) If the Agent or a Lender determines, in its discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) by the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          2.19 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may

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                                                                              41


include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.20 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.

          2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18(b) or
2.20 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.17, 2.18(b) or 2.20.

          2.22 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.17 or 2.18 or gives a notice of illegality pursuant to Section 2.20 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.17 or 2.18 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.20, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement,
(v) the Borrower shall be

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                                                                              42


liable to such replaced Lender under Section 2.19 (as though Section 2.19 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,
(vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of
Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

                          SECTION 3. LETTERS OF CREDIT

          3.1 L/C Commitment. (a) Prior to the Effective Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Effective Date, shall constitute Letters of Credit hereunder. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Effective Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the "Letters of Credit") for the account of the Borrowers on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and
(ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

          (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2 Procedure for Issuance of Letter of Credit. Each Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Concurrently with the delivery of an Application to an Issuing Lender, the relevant Borrower shall deliver a copy thereof to the Administrative Agent. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the relevant

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                                                                              43


Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the relevant Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the face amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.

          3.3 Fees and Other Charges. (a) The Borrowers will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to 1.50%, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it equal to a percentage to be agreed upon between the relevant Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

          (b) In addition to the foregoing fees, the Borrowers shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

          3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's Revolving Credit Percentage in each Issuing Lender's obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder (including any interest payable with respect thereto pursuant to Section 3.5). Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (including any interest payable with respect thereto pursuant to Section 3.5). Each L/C Participant's obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in
Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any other Loan Party, (iv) any breach of this Agreement or any

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                                                                              44


other Loan Document by the Borrowers, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          (b) If any amount (a "Participation Amount") required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant's pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.

          3.5 Reimbursement Obligation of the Borrowers. Each Borrower jointly and severally agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrowers of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the "Payment Amount"). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in

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                                                                              45


immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.13(b) and (ii) thereafter, Section 2.13(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrowers, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the related Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 2.5, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

          3.6 Obligations Absolute. Each Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower.

          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrowers and the Administrative Agent of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

          3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby jointly and severally represents and warrants to each Agent and each Lender that:

          4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrowers and their consolidated Subsidiaries as at December 31, 2004 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions and the payment of the Delek US Dividend, (ii) the Loans to be made on the Effective Date and the use of proceeds thereof and
(iii) the payment of estimated fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrowers as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated combined financial position of the Borrowers and their consolidated Subsidiaries as at December 31, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

          (b) The audited consolidated balance sheets of each of MAPCO Express and its consolidated Subsidiaries and MAPCO Family and its consolidated Subsidiaries as at December 31, 2003 and December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of MAPCO Express and its consolidated Subsidiaries and MAPCO Family and its consolidated Subsidiaries, respectively, as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrowers and their Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the date hereof there has been no Disposition by the Borrowers and their Subsidiaries of any material part of their business or Property.

          4.2 No Change. Since December 31, 2004 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

          4.3 Corporate Existence; Compliance with Law. Each of the Borrowers and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent the failure to so qualify would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowings on the terms and conditions of this Agreement. Subject to Schedule 4.4, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any Contractual Obligation of any Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

          4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened by or against any Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

          4.7 No Default. Neither of the Borrowers nor any of their Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

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                                                                              48


          4.8 Ownership of Property; Liens. Except as described on Schedule 4.8, each of the Borrowers and their Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

          4.9 Intellectual Property. Each of the Borrowers and each of their Subsidiaries owns, or is licensed to use, all intellectual property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any intellectual property or the validity or effectiveness of any intellectual property, nor does any Borrower know of any valid basis for any such claim. The use of intellectual property by the Borrowers and their Subsidiaries does not, to their knowledge after due inquiry, infringe on the rights of any Person in any material respect.

          4.10 Taxes. Each of the Borrowers and each of their Subsidiaries has filed or caused to be filed all federal and state income tax returns and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers or their Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge (other than Liens for current taxes not yet due and payable).

          4.11 Federal Regulations. No part of the proceeds of any loans, and no other extensions of credit hereunder, will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l referred to in Regulation U.

          4.12 Labor Matters. There are no strikes or other labor disputes against the Borrowers or any of their Subsidiaries pending or, to the knowledge of any Borrower, threatened that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrowers and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable requirement of law dealing with such matters that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. All payments due from the Borrowers or any of their Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Borrower or the relevant Subsidiary.

          4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or


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                                                                              49


deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period on the assets of a Borrower or any Commonly Controlled Entity. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither of the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither of the Borrowers nor any Commonly Controlled Entity would become subject to any material liability under ERISA if a Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in reorganization or insolvent.

          4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

          4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrowers at the date hereof. Schedule
4.15 sets forth as of the Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

          (b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrowers or any of their Subsidiaries.

          4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance the Transactions, the Delek US Dividend and to pay related fees and expenses. The proceeds of the Revolving Credit Loans and the Letters of Credit shall be used for general corporate purposes; provided that, up to $10,000,000 of Revolving Credit Loans may be borrowed on the Effective Date to finance a portion of the Transactions, the Delek US Dividend and to pay related fees and expenses.

          4.17 Environmental Matters. Subject to Schedule 4.17, other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount (after giving effect to any insurance coverage or any third party indemnity as to which the third party indemnitor has acknowledged coverage):

          (a) Each Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable

     Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

          (b) Materials of environmental concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to liability of the Borrowers or any of their Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrowers or any of their Subsidiaries, or (ii) interfere with the Borrowers' or any of their Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrowers or any of their Subsidiaries (it being understood that noncompliance with this clause (iii) shall be deemed not to constitute a breach of this Section 4.17(b)(iii) if such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

          (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Borrower or any of its Subsidiaries is, or to the knowledge of the Borrowers or any of their Subsidiaries will be, named as a party that is pending or, to the knowledge of any Borrower or any of its Subsidiaries, threatened.

          (d) Neither of the Borrowers nor any of their Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

          (e) Neither of the Borrowers nor any of their Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

          (f) Neither of the Borrowers nor any of their Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

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                                                                              51


          4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum (as modified or supplemented by additional information provided to the Lenders), as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

          4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings and actions as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (other than Deposit Accounts, to the extent that there are no control agreements with respect thereto), as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and each Mortgage shall constitute, or shall continue to constitute, as applicable, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage), (i) in the case of the Mortgages to be executed and delivered on the Effective Date, when such Mortgages

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                                                                              52


and the related fixture filings, if any, are filed in the offices specified on
Schedule 4.19(b), (ii) in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(b), when such Mortgages and the related fixture filings, if any, are filed in the recording office designated by the Borrower and (iii) in the case of the Mortgages executed and delivered prior to the Effective Date, upon the filing of the Mortgage Assignments and Mortgage Amendments in the appropriate recording office with respect to such Mortgage.
Schedule 1.1B lists, as of the Effective Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrowers or any of their Subsidiaries.

          4.20 Solvency. Each Loan Party is, and after giving effect to the Transactions and the Delek US Dividend and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

          4.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

          4.22 Certain Documents. The Borrowers have delivered to the Administrative Agent a complete and correct copy of the McLane Distribution Service Agreement and the Premcor Agreement, including any amendments, supplements or modifications with respect to any of the foregoing.

                         SECTION 5. CONDITIONS PRECEDENT

          5.1 Conditions to Effectiveness. The occurrence of the Effective Date and the agreement of each Lender to make extensions of credit requested to be made by it hereunder are subject to the satisfaction, on or prior to May 31, 2005, of the following conditions precedent:

          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, each Borrower and each Subsidiary of the Borrowers (other than any Excluded Foreign Subsidiary or any Subsidiary of an Excluded Foreign Subsidiary), (iii) a Mortgage covering each of the Mortgaged Properties (other than any Mortgaged Property subject to an Existing Mortgage), executed and delivered by a duly authorized officer of each party thereto and (iv) a Lender Addendum executed and delivered by each Lender and accepted by the Borrowers.

          (b) Pre-Effective Date Transactions. The transactions described in fourth, fifth, sixth, seventh and eighth recitals to this Agreement shall have been consummated.

          (c) Capital Structure. (i) The capital structure of each Loan Party after giving effect to the Transactions and the Delek US Dividend shall be satisfactory in all respects, including (1) the pro forma ratio of Consolidated Total Debt of the Borrowers at the Effective Date to the pro forma Consolidated EBITDA of the Borrowers (as adjusted to give effect to the Transactions, the Delek US Dividend and the Facilities and calculated in accordance with Regulation S-X) for the four fiscal quarters most recently ended for which financial statements are available shall not exceed 4.30 to 1.00 and (2) the sum of (x) the aggregate amount of cash and Cash Equivalents reflected on the Pro Forma Balance Sheet and
     (y) the aggregate amount of the Available Revolving Credit Commitment of the Lenders (after giving effect to any Revolving Credit Loans to made on the Effective Date and any Letters of Credit to be issued on the Effective
     Date) shall not be less than $20,000,000.

               (ii) The Lenders shall be satisfied with the sufficiency of amounts available under the Revolving Credit Facility to meet the ongoing working capital needs of the Borrowers and their Subsidiaries following the Transactions, the Delek US Dividend and the consummation of the other transactions contemplated hereby.

          (d) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of each of MAPCO Express and its consolidated Subsidiaries and MAPCO Family and its consolidated Subsidiaries for the 2003 and 2004 fiscal years and (iii) unaudited interim consolidated financial statements of each of MAPCO Express and its consolidated Subsidiaries and MAPCO Family and its consolidated Subsidiaries for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available; and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of each of MAPCO Express and its consolidated Subsidiaries and MAPCO Family and its consolidated Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

          (e) Approvals. All governmental and third party approvals (including landlords' and other consents) necessary in connection with the continuing operations of the Borrowers and their Subsidiaries and, subject to Section 5.1(v), the transactions contemplated hereby shall have been obtained and be in full force and effect.

          (f) Related Agreements. The Administrative Agent shall have received (delivered by a method reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by MAPCO Express, of (i) the Tax Sharing Agreement, (ii) the McLane Distribution Service Agreement and the Premcor Agreement and (iii) such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

          (g) Termination of the Williamson Note. The Administrative Agent shall have received reasonably satisfactory evidence that (x) all amounts outstanding on the Closing Date under the Williamson Note shall have been paid in full by Holdings with a portion of the proceeds of the Delek US Dividend, (y) the Williamson Note has been terminated and (z) reasonably satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

          (h) Intercompany Indebtedness. Intercompany Indebtedness of the Loan Parties outstanding on the Effective Date (including, without limitation, the MFC Intercompany Debt) shall have been amended on terms and conditions reasonably satisfactory to the Administrative Agent to (i) permit the Facilities, (ii) subordinate the obligations of the Loan Parties in respect of such indebtedness to the Obligations of Loan Parties in respect of the Loan Documents on terms and conditions reasonably satisfactory to the Administrative Agent, (iii) provide that no cash payment of principal or interest with respect to such intercompany Indebtedness shall be payable prior to the date that is 90 days after the final maturity of the Term Loans, (iv) extend the final maturity of such intercompany Indebtedness to a date not earlier than the date that is 90 days after the final maturity of the Term Loans and (v) release any security interests in the Collateral granted in connection with such Indebtedness, and the Administrative Agent shall have received complete and correct copies of any documents executed in connection therewith. The Administrative Agent shall have received the Subordination Agreement, executed and delivered by a duly authorized officer of Holdings and MAPCO Family.

          (i) MAPCO Express Escrow. In the event that the closing of the La Gloria Credit Facility has not occurred or the Administrative Agent has not received a fully executed copy of the La Gloria Management Agreement, certified by a Responsible Officer of MAPCO Express, MAPCO Express shall have deposited $9,000,000 in an escrow account subject to the Escrow Agreement and the Administrative Agent shall have received the Escrow Agreement, executed and delivered by a duly authorized officer of MAPCO Express and the escrow agent thereunder.

          (j) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Effective Date.

          (k) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal years 2005 through 2011 and a satisfactory written analysis of the business and prospects of the Borrowers and their Subsidiaries for the period from the Effective Date through the final maturity of the Term Loans.

          (l) Solvency Analysis. The Lenders shall have received a reasonably satisfactory solvency analysis certified by the chief financial officer of the Borrowers which shall document the solvency of the Borrowers and their Subsidiaries considered as a whole after giving effect to the transactions contemplated hereby.

          (m) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties in which a security interest may be created under the Uniform Commercial Code, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3.

          (n) Environmental Matters. The Lenders shall have received a satisfactory environmental review with respect to the real property owned or leased by the Borrowers and their Subsidiaries from Shaw Environmental or Arc Environmental.

          (o) Expenses. The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Transactions and the Delek US Dividend and the financing thereof shall not exceed $8,500,000.

          (p) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

          (q) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

               (i) the legal opinion of Fulbright & Jaworski L.L.P., counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibit F; and

               (ii) the legal opinion of local counsel in each of Alabama, Arkansas, Tennessee, Mississippi, Louisiana and Virginia and of such other special and local counsel as may be required by the Administrative Agent.

     Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.

          (r) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

          (s) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to reflect the assignment of Liens from any Existing Agent to the Administrative Agent or to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

          (t) Existing Mortgages. The Administrative Agent shall have received, with respect to each of the Existing Mortgages, a Mortgage Assignment and a Mortgage Amendment executed and delivered by a duly authorized officer of the relevant Loan Party.

          (u) Title Insurance; Flood Insurance. (i) Subject to Section 6.12, if requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be in form and substance reasonably satisfactory to the Administrative Agent and the Title Insurance Company and which shall in any event be sufficient to enable the Title Insurance Company to issue the title policies referred to below without the standard survey exception and include therein all survey dependant endorsements reasonably requested by the Administrative Agent.

               (ii) Subject to Section 6.12, the Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

               (iii) The Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage to the extent the applicable Mortgaged Property is located in an area designated as a special flood zone hazard by the Secretary of Housing and Urban Development, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date and (B) confirmation that the Borrowers have received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

               (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

          (v) Appraisals; Leasehold Property Requirements. (i) The Administrative Agent shall have received satisfactory appraisals of all fee owned and leasehold properties from a firm reasonably satisfactory to the Administrative Agent and such appraisals shall demonstrate a minimum value of at least $205,000,000 for all Mortgaged Property on the Effective Date, provided that, with respect to such Mortgaged Property consisting of leasehold interests, (A) the Borrowers have delivered on or prior to the Closing Date a related lease in recordable form (or a memorandum thereof in recordable form) (unless under applicable law such recorded instrument is not necessary in order for the Administrative Agent to have a perfected Lien on the applicable Mortgaged Property), (B) the applicable landlord executes and delivers an agreement in favor of the Administrative Agent which, (x) in the case of the Mortgaged Properties assigned by the Existing SunTrust Agent (as indicated on Schedule 1.1 A), is substantially in the form of the landlord agreement executed in connection with the Existing SunTrust Agreement, and (y) in the case of all other Mortgaged Properties, an agreement substantially the form attached hereto as Exhibit D-4, in each case, with such changes thereto as may be reasonably approved by the Administrative Agent, and (C) a recent survey of the related leased real property conforming to Section 5.1(u)(i), reasonably satisfactory to the Administrative Agent (subject, in the case of surveys, to exceptions consented to by the Administrative Agent in its sole discretion).

               (ii) For Mortgaged Property consisting of a leasehold interest which is not included in paragraph (v)(i) above, the Borrowers shall have used commercially reasonable efforts to obtain on or prior to the Effective Date the documents required by Section 5.1(v)(i)(A), (B) and
          (C) above, in each case, reasonably satisfactory to the Administrative Agent.

          (w) Ratings. The Borrowers shall have obtained on or prior to the Effective Date from Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, senior secured debt ratings with respect to the Credit Facilities and a senior implied debt rating.

          (x) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

          (y) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

          Each borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

          Each Borrower hereby jointly and severally agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each Borrower shall and shall cause each of its Subsidiaries to:

          6.l Financial Statements. Furnish to the Administrative Agent and each
Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrowers, a copy of the (i) audited consolidated balance sheet of each of MAPCO Express and its consolidated Subsidiaries and MAPCO Family and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, and (ii) an audited combined balance sheet of the Borrowers and their consolidated Subsidiaries as at the end of such year and the related audited combined statements of income and of cash flows for such year, in each case setting forth in comparative form the figures as of the end of and for the previous year, and reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

          (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrowers, (i) the unaudited consolidated balance sheet of each of MAPCO Express and its consolidated

     Subsidiaries and MAPCO Family and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, and (ii) an unaudited combined balance sheet of the Borrowers and their consolidated Subsidiaries as at the end of such quarter and the related unaudited combined statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, in each case, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

          (c) as soon as available and in any event within 30 days after the end of each calendar month, a summary report as to the economic terms of each Hedge Agreement (other than interest rate swaps and other similar transactions that hedge interest rate risk) to which any Borrower or any of their Subsidiaries is a party, including obligations of any Borrower or any of their Subsidiaries under such Hedge Agreement as of the end of such calendar month;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          6.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (f), to the relevant Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of each Borrower stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officers have obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrowers and their Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrowers, as the case may be, and (y) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

          (c) as soon as available, and in any event no later than 50 days after the end of each fiscal year of the Borrowers, a detailed combined budget for the following fiscal year (including a projected combined balance sheet of the Borrowers and their Subsidiaries as of the end of the following fiscal year, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of each Borrower stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officers have no reason to believe that such Projections are incorrect or misleading in any material respect;

          (d) within 50 days after the end of each fiscal quarter of the Borrowers, a narrative discussion and analysis of the combined financial condition and results of operations of the Borrowers and their Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

          (e) within five days after the same are sent, copies of all financial statements and reports that a Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that a Borrower may make to, or file with, the SEC; and

          (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrowers or their Subsidiaries, as the case may be.

          6.4 Conduct of Business and Maintenance of Existence; Compliance.
(a)(i) Subject to Section 7.4, preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.5 Maintenance of Property; Insurance, (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and environmental insurance in coverage and amounts reasonably satisfactory to the Administrative Agent.

          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (but not more than two visits in any calendar year unless an Event of Default has occurred and is continuing) and to discuss the business, operations, properties and financial and other condition of the Borrowers and their Subsidiaries with officers and employees of the Borrowers and their Subsidiaries and with their independent certified public accountants (such discussions with the independent certified accountants to be in the presence of an officer of employee of the Borrowers or their Subsidiaries).

          6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of a Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between a Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding against a Borrower or any of its Subsidiaries (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

          (d) the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien on the assets of a Borrower or any Commonly Controlled Entity in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or a Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

          (e) as soon as possible and in any event within 30 days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, would reasonably be expected to result in the payment by the Borrowers and their Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Borrower or any of its Subsidiaries, which denial, revocation or refusal would reasonably be expected to materially impact any Borrower or any of its Subsidiaries;

          (f) any material amendment, modification, supplement or waiver to the La Gloria Management Agreement or the Subordinated Debt Documentation; and

          (g) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the related Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

          (c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to any of the Borrowers or any of their Subsidiaries or to materially affect any real property owned or leased by any of them; and use reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that would reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, any of the Borrowers or any of their Subsidiaries. Noncompliance with any of the foregoing shall be deemed not to constitute a breach of this Section 6.8(c); provided that, upon learning of such noncompliance or suspected noncompliance, the Borrower shall promptly undertake reasonable efforts to achieve compliance, and provided further that, such noncompliance and any other noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.9 Interest Rate Protection. In the case of the Borrower, (i) within 120 days after the Effective Date, enter into, and thereafter maintain for a period of not less than three years, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years and (ii) not later than one month prior to the expiration of the Hedge Agreements referred to in the preceding clause (i), enter into Hedge

Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period beginning on the expiration date of the Hedge Agreements referred to in the preceding clause (i) ending on or after April 28, 2011, in each case, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

          6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Effective Date by any Borrower or any of its Subsidiaries (other than (x) any real property or any Property described in paragraph (c) of this Section, (y) vehicles or any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property (other than Deposit Accounts, unless otherwise requested to take such action by the Administrative Agent, in its sole reasonable discretion), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

          (b) With respect to (i) any fee interest in any real property having an aggregate appraised value (together with improvements thereof) of at least $500,000 acquired in one or a series of transactions after the Effective Date by any Borrower or any of its Subsidiaries (including any such real property owned by any new Subsidiary acquired after the Effective Date and excluding any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)) or (ii) subject to the related Loan Party obtaining the required landlord consent (provided that each Loan Party shall use commercially reasonable efforts to obtain such consent), any leasehold interest in any real property having an aggregate appraised value of at least $500,000 acquired or leased (including any leasehold property interest owned by any new Subsidiary acquired after the Effective Date) in one or a series of transactions after the Effective Date by any Borrower or any of its Subsidiaries, promptly
(1) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (2) deliver to the Administrative Agent an appraisal of such real property from a firm reasonably satisfactory to the Administrative Agent, (3) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents, waivers or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (4) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Effective Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by any Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Effective Date by any Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by such Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          6.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrowers or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrowers will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrowers or any of their Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

          6.12 Post-Effective Date Covenants. (a) Not later than 30 days after the Effective Date, the Borrowers shall have delivered to the Administrative Agent, surveys conforming to the requirements of Section 5.1(u)(i) for each of the Mortgaged Properties described on Schedule 6.12(a).

          (b) Not later than 30 days after the Effective Date, the Borrowers shall have delivered to the Administrative Agent, mortgagee's title insurance policies conforming to the requirements of Section 5.1(u)(ii) for each of the Mortgaged Properties described on Schedule 6.12(b).

                          SECTION 7. NEGATIVE COVENANTS

          Each Borrower hereby jointly and severally agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1 Financial Condition Covenants.

          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrowers ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

                           Consolidated
Fiscal Quarter            Leverage Ratio
--------------            --------------
FQ2 2005 - FQ1 2007        4.85 to 1.00
FQ2 2007 - FQ1 2008        4.25 to 1.00
FQ2 2008 - FQ1 2009        3.75 to 1.00
FQ2 2009 - FQ1 2010        3.25 to 1.00
FQ2 2010 and thereafter    2.75 to 1.00

          (b) Consolidated Adjusted Interest Coverage Ratio. Permit the Consolidated Adjusted Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrowers ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                          Consolidated Adjusted Interest
Fiscal Quarter                    Coverage Ratio
--------------            ------------------------------
FQ2 2005 - FQ1 2007                1.90 to 1.00
FQ2 2007 - FQ1 2008                2.00 to 1.00
FQ2 2008 - FQ1 2009                2.15 to 1.00
FQ2 2009 - FQ1 2010                2.35 to 1.00
FQ2 2010 and thereafter            2.50 to 1.00

          (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrowers ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                          Consolidated Fixed Charge
Fiscal Quarter                  Coverage Ratio
--------------            -------------------------
FQ2 2005 - FQ1 2008              1.20 to 1.00
FQ2 2008 - FQ1 2009              1.25 to 1.00
FQ2 2009 and thereafter          1.30 to 1.00

          (d) Consolidated Adjusted Leverage Ratio. Permit the Consolidated Adjusted Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrowers ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

                          Consolidated Adjusted
Fiscal Quarter                Leverage Ratio
--------------            ---------------------
FQ2 2005 - FQ1 2007            5.60 to 1.00
FQ2 2007 - FQ1 2008            5.10 to 1.00
FQ2 2008 - FQ1 2009            4.65 to 1.00
FQ2 2009 - FQ1 2010            4.25 to 1.00
FQ2 2010 and thereafter        3.80 to 1.00

          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness of any Loan Party pursuant to any Loan Document;

          (b) Indebtedness of any Borrower to the other Borrower or any of their Subsidiaries and of any Wholly Owned Subsidiary Guarantor to the Borrowers or any other Subsidiary;

          (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $1,500,000 at any one time outstanding;

          (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

          (e) Guarantee Obligations made in the ordinary course of business by the Borrowers or any of their Subsidiaries of obligations of any Borrower or any Subsidiary Guarantor;

          (f) Unsecured Indebtedness of MAPCO Family to Holdings (the "MFC Intercompany Debt") in an aggregate principal amount not exceeding $11,500,000 at any one time outstanding evidenced, provided that, such Indebtedness (i) is fully subordinated to the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, (ii) does not require a cash payment of principal or interest prior to the date that is 90 days after the final maturity of the Term Loans, and (iii) the final maturity of such Indebtedness is not earlier than the date that is 90 days after the final maturity of the Term Loans;

          (g) additional unsecured Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate principal amount (for the Borrowers and all their Subsidiaries) not to exceed $1,500,000 at any one time outstanding; and

          (h) additional Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate principal amount (for the Borrowers and all their Subsidiaries) not to exceed $1,000,000 at any one time outstanding.

          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the relevant Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar non-monetary encumbrances which (x) with respect to Liens created on or prior to the Closing Date, do not materially detract from the value of the Property subject thereto as used in the business of the Borrowers or any of their Subsidiaries or do not materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries, and (y) with respect Liens created after the Closing Date, are incurred in the ordinary course of business that do not in any case materially detract from the value of the Property subject thereto as used in the business of the Borrowers or any of their Subsidiaries or do not materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

          (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrowers or any of their Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not less than 80%, or more than 100% of the purchase price of such fixed or capital asset;

          (h) Liens created pursuant to the Security Documents;

          (i) any interest or title of a lessor under any lease or a sublessor under any sublease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

          (j) Liens described in Schedule 7.3(j) securing the obligations of the Borrowers and their Subsidiaries in respect of Hedge Agreements entered into to hedge against fluctuations in the price of fuel and as otherwise disclosed to the Administrative Agent, provided that, such Liens shall only consist of deposits of cash and Cash Equivalents by the Borrowers and their Subsidiaries in an aggregate amount not exceeding $2,000,000 at any one time; and

          (k) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all their Subsidiaries) $1,000,000 at any one time.

          7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

          (a) any Subsidiary of the Borrowers may be merged or consolidated with or into a Borrower (provided that a Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Wholly Owned Subsidiary Guarantor and the relevant Borrower shall comply with
     Section 6.10 in connection therewith);

          (b) any Subsidiary of the Borrowers may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or any Subsidiary Guarantor; and

          (c) MAPCO Family may merge with and into MAPCO Express, provided that, MAPCO Express shall be the continuing or surviving corporation.

          7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

          (a) the Disposition of obsolete or worn out property in the ordinary course of business;

          (b) the sale of inventory in the ordinary course of business;

          (c) Dispositions permitted by Section 7.4(b);

          (d) the sale or issuance of any Subsidiary's Capital Stock to a Borrower or any Subsidiary Guarantor;

          (e) the Disposition of other assets having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrowers; and

          (f) any Recovery Event, provided, that the requirements of Section 2.10(c) are complied with in connection therewith.

          7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of a Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of a Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating any Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, "Restricted Payments"), except that:

          (a) any Subsidiary of the Borrowers may make Restricted Payments to the Borrowers or any Subsidiary Guarantor;

          (b) any Borrower may make Restricted Payments in the form of its common stock;

          (c) the Borrowers may pay dividends to Holdings to permit Holdings to
     (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $100,000 in any fiscal year and (ii) subject to the Tax Sharing Agreement, pay any taxes which are due and payable by Holdings attributable to the Borrowers and their Subsidiaries as part of a consolidated group;

          (d) the Borrowers may pay to Holdings (i) the Delek US Dividend and
     (ii) the amount released to Holdings from the Escrow Agreement on the Escrow Release Date (as defined in the Escrow Agreement) in accordance with the terms thereof; and

          (e) in addition to Restricted Payments otherwise permitted in this
     Section 7.6, on or after July 1, 2007 (i) the Borrowers may pay dividends to Holdings in any fiscal year of the Borrowers in an aggregate amount for such fiscal year equal to the lesser of (x) $1,500,000 and (y) the 50% of Excess Cash Flow for the immediately preceding fiscal year not applied to the prepayment of the Loans pursuant to Section 2.10(d), provided that, immediately prior to and after giving effect to such Restricted Payment,
     (i) the Consolidated Leverage Ratio is not greater than 2.50 to 1.00 and
     (ii) the Consolidated Fixed Charge Coverage Ratio is greater than 1.25 to 1.00, in each case, for the period of four fiscal quarters most recently ended prior to the date of such Restricted Payment for which financial statements are available (assuming that the Restricted Payment was made on the last day of such period).

          7.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except:

          (a) during any fiscal year of the Borrowers, Capital Expenditures of the Borrower and its Subsidiaries in an amount not exceeding $12,000,000; provided, that (i) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above; and

          (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

          7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) Investments in Cash Equivalents;

          (c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

          (d) loans and advances to employees of the Borrowers or any of their Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrowers and their Subsidiaries not to exceed $200,000 at any one time outstanding;

          (e) Investments in assets (x) useful in the Borrowers' business made by the Borrowers or any of their Subsidiaries with the proceeds of any Reinvestment Deferred Amount and (y) as otherwise permitted by Section 7.7;

          (f) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrowers or any of their Subsidiaries in a Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor; and

          (g) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $5,000,000 during the term of this Agreement.

          7.9 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrowers or their Subsidiaries, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrowers or their Subsidiaries, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

          7.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by such Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Subsidiary.

          7.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrowers to end on a day other than December 31 or change the Borrowers' method of determining fiscal quarters.

          7.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) leases existing on the date hereof which are not subject to a Mortgage and leases entered into after the Closing Date which are not required to be subject to a Mortgage in accordance to Section 6.10(b), in either case, which require the relevant landlord's approval to mortgage or assign such lease and
(c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

          7.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Borrower or any other Subsidiary, (b) make Investments in any Borrower or any other Subsidiary or (c) transfer any of its assets to any Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

          7.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

          7.15 Limitation on Amendments to Other Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the La Gloria Management Agreement, if applicable, in any manner that would decrease the amounts payable to MAPCO Express thereunder or to provide that such amounts shall be payable on a subordinated basis to the La Gloria Credit Facility, (b) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by the Borrowers thereunder,
(c) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Subordinated Debt Documentation in any manner that would adversely affect the application thereto of the subordination provisions set forth in the Debt Subordination Agreement among Holdings, MAPCO Family and the Administrative Agent substantially in the form of Exhibit L, or
(d) otherwise amend, supplement or otherwise modify the terms and conditions of the La Gloria Management Agreement, if applicable, the Tax Sharing Agreement or the Subordinated Debt Documentation, except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

          7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

          7.17 La Gloria Management Agreement. Enter into any agreement with the La Gloria Affiliate in connection with the acquisition by the La Gloria Affiliate and Delek Pipeline Texas, Inc. of the La Gloria refinery located in Tyler, Texas either providing for (i) the payment of an annual management fee in an aggregate amount less than $1,500,000 or (ii) the subordination of the management fee referred to in clause (i) to any payment under the La Gloria

Credit Facility, provided that, the payment of such fee shall be made in equal quarterly installments in arrears on March 31, June 30, September 30 and December 31 of each year.

                          SECTION 8. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

          (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7, or in Section 5 of the Guarantee and Collateral Agreement (other than Section 5.1 of the Guarantee and Collateral Agreement); or

          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e) any Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

          (f) (i) any Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that
     (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of a Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

          (h) one or more judgments or decrees shall be entered against any Borrower or any of its Subsidiaries involving for the Borrowers and their Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k) any Change of Control shall occur; or

          (l) the MFC Intercompany Debt shall cease, for any reason, to be validly subordinated to the Obligations, as provided in the Subordinated Debt Documentation, or any Loan Party or any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan

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                                                                              76


Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).

                              SECTION 9. THE AGENTS

          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

          9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

          9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by


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                                                                              77


the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly

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                                                                              78


required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of each Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days' notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement

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                                                                              79


or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

          9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

          9.11 The Arranger; the Syndication Agent; the Co-Administrative Agent. Neither the Arranger, the Syndication Agent nor the Co-Administrative Agent, in their respective capacities as such, shall have any duties or responsibilities, nor shall any such Person incur any liability, under this Agreement and the other Loan Documents.

                            SECTION 10. MISCELLANEOUS

          10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

               (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

               (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all the Lenders;

               (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in
          Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;

               (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all of the Lenders under such Facility;

               (v) amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

               (vi) amend, modify or waive any provision of Section 2.16 without the consent of each Lender directly affected thereby;

               (vii) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender affected thereby; or

               (viii) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in
          Section 10.6 without the consent of each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed

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                                                                              81


signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

          For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and
(y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Revolving Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders.

          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Term Loans ("Refinanced Term Loans") with a replacement "C" term loan tranche hereunder ("Replacement Term Loans"), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or no less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrowers and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

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                                                                              82


          MAPCO Express:                 MAPCO Express, Inc.
                                         830 Crescent Centre Drive
                                         Suite 300
                                         Franklin, TN 37067
                                         Attention: Ed Morgan, Chief Financial
                                         Officer and Treasurer
                                         Telecopy: (615) 224-1185
                                         Telephone: (615) 224-1159

             with a copy to:             Fulbright & Jaworski L.P.P.
                                         666 Fifth Avenue
                                         New York, NY 10103-3198
                                         Attention: Mara Rogers, Esq.
                                         Telecopy: (212) 318-3400
                                         Telephone: (212) 318-3206

          MAPCO Family:                  MAPCO Family Centers, Inc.
                                         830 Crescent Centre Drive
                                         Suite 300
                                         Franklin, TN 37067
                                         Attention: Ed Morgan, Chief Financial
                                         Officer and Treasurer
                                         Telecopy: (615) 224-1185
                                         Telephone: (615) 224-1159

             with a copy to:             Fulbright & Jaworski L.P.P.
                                         666 Fifth Avenue
                                         New York, NY 10103-3198
                                         Attention: Mara Rogers, Esq.
                                         Telecopy: (212) 318-3400
                                         Telephone: (212) 318-3206

          The Syndication Agent:         SunTrust Bank
                                         201 Fourth Avenue North
                                         3rd Floor
                                         Nashville, TN 37219
                                         Attention: Scott Corley
                                         Telecopy: (615) 748-5269
                                         Telephone: (615) 748-5715

          The Co-Administrative Agent:   Bank Leumi USA
                                         564 Fifth Avenue
                                         New York, NY 10036
                                         Attention: Gil Hershman
                                         Telecopy: (212) 626-1072
                                         Telephone: (212) 626-1053

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                                                                              83


          The Administrative Agent:      Lehman Commercial Paper Inc.
                                         745 Seventh Avenue
                                         New York, NY 10019
                                         Attention: Brian McNany
                                         Telecopy: (212) 526-6643
                                         Telephone: (212) 526-6590

             and                         Thomas Buffa
                                         Lehman Commercial Paper Inc.
                                         399 Park Avenue
                                         New York, NY 10022
                                         Telecopy: (646) 758-4672
                                         Telephone: (212) 526-5153

          With a copy to:                Trimont Real Estate Advisors
                                         Marquis Tower Two
                                         285 Peachtree Center Avenue
                                         Suite 2300
                                         Atlanta, GA 30303
                                         Attention: John Schwartz
                                         Telecopy: (404)420-8918
                                         Telephone: (404) 954-5509

          Issuing Lender:                As notified by such Issuing Lender to
                                         the Administrative Agent and the
                                         Borrowers

provided that any notice, request or demand to or upon the any Agent, any Issuing Lender or any Lender shall not be effective until received.

          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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                                                                              84


          10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

          10.5 Payment of Expenses. Each Borrower jointly and severally agrees
(a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an "Indemnitee") for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrowers or any of their Subsidiaries, or any violation of, non-compliance with or liability under any Environmental Laws related in any way to the Borrowers or any of their Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution from the Lenders or any other rights of recovery from the Lenders with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, provided that, such waiver shall not apply if, and to the extent, such claim for contribution or recovery arises out of the gross negligence or willful misconduct of such Indemnitee as found by a final nonappealable decision of a court of competent jurisdiction. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section shall be submitted to the president and the chief financial officer of each Borrower, at the address of MAPCO Express and MAPCO Family set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that neither of the Borrowers may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

          (b) Any Lender may, without the consent of the Borrowers, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section (including the requirements of Section 2.18(d) or Section 2.18(e) as applicable, as though it were a Lender), and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrowers and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained by any Lehman Entity and (y) the consent of the Borrowers need not be obtained with respect to any assignment of Term Loans), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrowers, the Administrative Agent or the Issuing Lender is required pursuant to the foregoing provisions, by the Borrowers and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof, including any Related Fund) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any commitments or Loans) shall have commitments and Loans aggregating at least $1,000,000, in each case, unless otherwise agreed by the Borrowers and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.17, 2.18 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrowers shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

          (d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrowers marked "canceled". The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (x) in connection with an assignment by or to a Lehman Entity or (y) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrowers. On or prior to such effective date, the Borrowers, at their own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Effective Date and shall otherwise be in the form of the Note or Notes replaced thereby.

          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          (g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that
(i) nothing herein shall constitute a commitment by any SPC to make any Loan and
(ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may
(A) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrowers and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to any Borrower may be disclosed only with such Borrower's consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by each Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          10.13 Acknowledgments. Each Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrowers and the Lenders.

          10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding,

(h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

          10.15 Release of Collateral and Guarantee Obligations.

          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrowers in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrowers, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

          10.16 Accounting Changes. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrowers' financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. "Accounting Change" refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

          10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent. Execution and delivery by a Lender, LCPI, the Administrative Agent and the Borrower of a Lender Addendum on the Effective Date shall constitute an assignment by LCPI to such Lender, and the assumption by such Lender, effective on the Effective Date, of a portion of the Revolving Credit Commitment equal to its Revolving Credit Percentage (the "Assumed Revolving Credit Commitment"), together with its pro rata portion of the Revolving Credit Loans, as applicable, not exceeding such Lender's Revolving Credit Commitment, whereupon such Lender shall be a Lender having the Revolving Credit Commitment set forth in such Lender Addendum with outstanding Loans equal to its Assumed Revolving Credit Commitment.

          10.18 WAIVERS OF JURY TRIAL. EACH BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          10.19 Maximum Liability of any Borrower. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of any Borrower hereunder and under the other Loan Documents with respect to (i) the principal of, and interest on, Loans made to the other Borrower and (ii) L/C Obligations in respect of Letters of Credit issued for the account of the other Borrower, and letter of credit fees related thereto, and all other Obligations of the other Borrower shall in no event exceed the amount which can be guaranteed by such Borrower under applicable federal and state laws relating to fraudulent conveyances or transfers or the insolvency of debtors.

          10.20 Effect of Amendment and Restatement of the Existing Credit Facilities. On the Effective Date, each of the Existing Credit Facilities shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the "Obligations" (as defined in each Existing Credit Facility) under the Existing Credit Facilities as in effect prior to the Effective Date, (b) such "Obligations" are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement and (c) upon the effectiveness of this Agreement all Loans of Lenders outstanding under the Existing Credit Facilities immediately before the effectiveness of this Agreement will be converted into Loans hereunder on the terms and conditions set forth in this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        MAPCO EXPRESS, INC.


                                        By: /s/ Uzi Yemin
                                            ------------------------------------
                                        Name: Uzi Yemin
                                        Title: President


                                        By: /s/ Edward Morgan
                                            ------------------------------------
                                        Name: Edward Morgan
                                        Title: Chief Financial Officer


                                        MAPCO FAMILY CENTERS, INC.


                                        By: /s/ Uzi Yemin
                                            ------------------------------------
                                        Name: Uzi Yemin
                                        Title: President


                                        By: /s/ Edward Morgan
                                            ------------------------------------
                                        Name: Edward Morgan
                                        Title: Chief Financial Officer


                                        LEHMAN BROTHERS INC., as Arranger


                                        By: /s/ Paul Arzouian
                                            ------------------------------------
                                        Name: Paul Arzouian
                                        Title: Senior Vice-President


                                        SUNTRUST BANK, as Syndication Agent


                                        BY: /s/ Anson Lewis
                                            ------------------------------------
                                        Name: ANSON LEWIS
                                        Title: VICE PRESIDENT

                                        BANK LEUMI USA, as Co-Administrative
                                        Agent


                                        By: /s/ Gil Hershman
                                            ------------------------------------
                                        Name: Gil Hershman
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        By: /s/ Michaela Klein
                                            ------------------------------------
                                        Name: Michaela Klein
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        LEHMAN COMMERCIAL PAPER INC.,
                                        as Administrative Agent


                                        By: /s/ Ritam Bhalla
                                            ------------------------------------
                                        Name: Ritam Bhalla
                                        Title: Authorized Signatory